UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-32507 (Commission File Number)	88-0345961 (IRS Employer Identification No.)

6564 Smoke Tree Lane, Scottsdale Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 16, 2010 by majority consent of the EGPI Firecreek, Inc. (“EGPI” or the “Company”) Directors Mr. David Taylor has been elected as a new member to the Company’s Board of Directors. The Board of Directors of the Company will now consist of of nine (9) total members.  Mr. Taylor shall hold office along with the Company’s present Board of Directors until the Company’s Annual Meeting of Shareholders in 2011 or until their successors are duly elected and qualified. The members of the Company’s Board of Directors are as follows:

A summary of Mr. Taylors work experience is as follows:

Mr. Taylor, newly elected Director of EGPI Firecreek, Inc. is presently the President of Caddo International, Inc (fka Petrol Industries Inc) an oilfield service company in Oil City Louisiana. Caddo provides operations for work over rigs and other oil field service equipment to work over wells located in the Caddo Pine Island Field and additionally maintains and oversees leases for owners. Caddo employs approximately 20 people.  Mr. Taylor is also President of Chanwest Resources Inc. , (“CWR”), a wholly owned subsidiary of EGPI Firecreek, Inc.. CWR is an oilfield construction service company which operates in east Texas and North West Louisiana. Over the years Mr. Taylor has been a consultant through Willoil Consulting, LLC to several companies in Northeast Louisiana and East Texas dealing with day to day operations and Management issues in the Oil and Gas Industry.  In addition Mr. Taylor has been a professional accountant in the Oil and Gas Industry for 40 years with services provided is several States in the US including Indiana, Illinois, Oklahoma. Kansas, Texas, California and Louisiana.  He has been an officer and director of several public companies in the natural resource field providing. Mr. Taylors experience includes assisting turnaround situations in the oil and gas industry, and mergers and acquisitions in the public and private sector. Mr. Taylor is a resident of Shreveport, Louisiana

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2010

EGPI FIRECREEK, INC.

By:	/s/ Dennis R. Alexander
Dennis R. Alexander, Chief Executive Officer